Exhibit (j)
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” and “Additional Information” in the Prospectuses and “Other Information – Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated September 28, 2009 in the registration statement (Form N-1A) and related Prospectuses and Statement of Additional Information of the EquiTrust Series Fund, Inc. filed with the Securities and Exchange Commission in this Post Effective Amendment No. 48 under the Securities Act of 1933 (No. 2-38512).

/s/ Ernst & Young

Des Moines, Iowa November 19, 2009